Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Omnibus Incentive Plan of Gyre Therapeutics, Inc. of our report dated March 30, 2023, with respect to the consolidated financial statements of Beijing Continent Pharmaceuticals Co., Ltd. incorporated by reference in the Registration Statement (Form S-3 No. 333-273395) and related Prospectus of Gyre Therapeutics, Inc. (formerly known as Catalyst Biosciences, Inc.) filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, The People’s Republic of China
October 30, 2023